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Exhibit 10.44

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

        This Separation Agreement and General Release of all Claims (the "Agreement") is entered into by and between Metromedia International Group, Inc. (the "Company") and Carl C. Brazell, Jr. (the "Executive") and dated March 20, 2003.

        In consideration of the mutual promises set forth in the Agreement and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company (the "Parties") hereby agree as follows:

        1.    Entire Agreement.    The Agreement, and all exhibits and attachments hereto, is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement between the Parties, dated November 14, 2001. Other than the Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive the Agreement. The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

        2.    Termination of Employment.    The Executive and the Company hereby agree that Executive's employment and any and all appointments and positions he holds with the Company and any of its affiliates or subsidiaries (collectively, the "Company Group"), whether as officer, director, employee, consultant, agent or otherwise ceased as of February 25, 2003 (the "Termination Date"); except that the Executive shall continue to serve as a director of the Company and as a director of Roscomm Ltd., a Guernsey corporation (the "Directorships"). Effective as of the Termination Date, the Executive shall have no authority to act on behalf of the Company or any other members of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decisionmaking capacity, except with respect to the Directorships and then only in his capacity as a director. Without limiting the generality of this Section, the Executive hereby agrees to endeavor to cooperate in good faith with the Company as the Company shall reasonably request, and at the Company's expense, regarding (i) the Executive's termination from any and all appointments and positions at the Company Group as described above, and (ii) information related to matters affecting, and business conducted by, the Company Group prior to the Termination Date, including, but not limited to, testifying as a witness on behalf of the Company Group, if requested by the Company.

        3.    Entitlements.

        A.    The Company shall pay to the Executive a single lump sum payment of U.S.$532,000 in cash, as soon as reasonably practicable following the execution of the Agreement payable to an account designated in writing by the Executive; provided, that such payment shall not be paid earlier than the later of (i) the eighth (8th) day following execution of the Agreement, and (ii) the Executive's compliance with Section 4 hereof and his delivery of an executed letter to the Company confirming such compliance. Of such lump sum payment, U.S.$20,769.23 represents the Executive's unused but accrued vacation which has accrued as of the Termination Date in accordance with the Company's regular policies.

        B.    As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the

Termination Date to the extent vested under the Metromedia International Telecommunications, Inc. 401(k) Plan, in accordance with the terms of such plan. Notwithstanding the foregoing, the Executive shall continue to be eligible to participate in the group medical insurance plans of the Company in which he was participating immediately prior to Termination Date, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        C.    Following the Termination Date and so for long as the Executive continues to serve as a director of the Company, the Executive shall be entitled to participate in all non-employee director compensation programs maintained by the Company from time to time.

        4.    Return of Company Property.    No later than the third day following the date hereof, the Executive shall return to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), prepared, received or obtained by the Executive or his counsel during the course of his employment with the Company or any member of the Company Group, and all equipment and property of the Company Group which may be in the Executive's possession or under his control, whether at the Company's offices, the Executive's home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive and his counsel. The Executive agrees that he and his family and counsel shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, the Executive may retain copies of any documents received in connection with the Directorships, any employment or benefits agreements between the Executive and the Company, the Agreement, any publicly filed materials and any employee benefit plan materials distributed generally to participants in any such plan by the Company. The Executive acknowledges that on the Termination Date, all telephone and other accounts being paid by the Company on the Executive's behalf, and all rights of the Executive to use or access such accounts, were terminated, and hereby represents that all Company credit cards have been returned to the Company and canceled. To the extent any charges were made by the Executive using Company accounts or credit cards after the Termination Date, such charges will be solely the Executive's responsibility.

        5.    Confidentiality.

        A.    The Executive acknowledges and agrees that all memoranda, notes, records and other materials made or compiled by the Executive, or made available to him, in connection with, and during his employment by, the Company remain the sole and exclusive property of the Company. The Executive acknowledges and agrees that all confidential information acquired about any member of the Company Group and each of their respective shareholders, officers, directors, employees and agents (each a "Company Party"), and all material reflecting such confidential information, is highly confidential and that disclosure of such information or material could cause serious and irreparable injury to the Company. The Executive agrees that he will not hereafter disclose any such information or make any such material available to anyone without the written consent of the Company, whether or not such information subsequently becomes publicly known, other than as required pursuant to an order of a court, governmental agency or other authorized tribunal; provided that upon receipt of such an order, the Executive shall promptly notify the Company thereof and, at the request of the Company and at the Company's expense, the Executive shall assist the Company in obtaining a protective or similar order in respect of such confidential information.

        B.    The Executive hereby further agrees that he will not directly or indirectly disclose, discuss or disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the personal, social or business activities of any Company Party without the prior express written consent of the Company other than as required pursuant to an order of a court, a government agency or other authorized tribunal; provided that upon receipt of such an order, the Executive shall promptly notify the Company thereof and, at the request of the Company and at the Company's expense, the Executive shall assist the Company in obtaining a protective or similar order in respect of such confidential information. In addition, the Executive agrees that, without the written consent of the Company, he will not (i) write, be the source of or contribute to any articles, stories, books, or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding confidential information of any Company Party, or (ii) grant any interviews regarding confidential information of any Company Party.

        C.    The existence of and the terms and conditions of the Agreement shall be held confidential by the Parties hereto, except for disclosure (i) by the Company to its legal, actuarial and accounting advisors, and to any court or governmental agency or any ad hoc or official creditors committee or other interested persons in connection with any bankruptcy proceeding or restructuring plans (ii) by the Executive to his legal and financial advisors and immediate family members, (iii) by either Party if required by order of a court or other body having jurisdiction over such matter, or otherwise as required under the securities law, and (iv) by either Party with the written consent of the other. Notwithstanding the foregoing, nothing in the Agreement shall prevent the Executive from (x) using on his own behalf or any future employer's behalf, his general knowledge or experience in any area of professional activity, whether or not involving the Executive's service with the Company, (y) referring to his performance of services with the Company as descriptive of his ability or qualification for employment or engagement by any other entity, or (z) to describe to prospective employers, for the benefit of future employers, or for his own benefit, the Company, the scope of the Company's operations, and his role in the management and development of the Company.

        D.    Notwithstanding anything herein to the contrary, any party to the Agreement (and each employee, representative, or other agent of any party to the Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure.

        6.    Nondisparagement.    The Executive hereby agrees not to defame, disparage or criticize any Company Party, its products, services, finances, financial condition, capabilities or other aspect of its business, or any former or existing employees, managers, directors, officers or agents of, or contracting parties with, any Company Party in any medium to any person or entity without limitation in time. Notwithstanding this provision, the Executive may confer in confidence with his legal representative. The Company shall have sole and complete discretion regarding the timing, content and any and all aspects of its internal, external and media communication concerning the resignation from the Company by the Executive, except that the Company hereby expressly acknowledges that the termination of the Executive's employment by the Company will be described as a resignation by the Executive, further acknowledges that the termination of the Executive's employment with the Company was not for cause, and that such termination did not result from any defect or inadequacy in the Executive's performance of his duties. The Company hereby agrees not to make any statement that would defame, disparage or criticize the Executive. The Executive shall not participate in any communication concerning the termination of his employment with the Company without the advance consent of the Company's Chief Executive Officer or his designee.

        7.    Acknowledgments and Releases.

        A.    The Executive on his own behalf and on behalf of his successors, assigns, legal representatives, heirs, executors and administrators (collectively, the "Executive Releasor"), does hereby remise, release, absolve and discharge, the Company, all of its respective successors and assigns, subsidiaries and legal representatives (in their capacities as such), past and present, and all of its respective directors, officers, shareholders, agents, employees, attorneys, successors, assigns, legal representatives, heirs, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the "Company Releasee"), from any and all manner of claims, demands, liens, agreements, contracts, covenants, promises, actions, suits, causes of action, controversies, obligations, debts, sums of money, accounts, attorneys' fees, damages, judgments, executions, orders and liabilities of whatever kind or nature in law, equity or otherwise (collectively, "Claims"), including, without limitation, any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 ("ADEA," a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended, which the Executive Releasor now owns or holds or has at any time heretofore owned or held, or hereafter can, shall or may have, as against the Company Releasee, or any of them, from the beginning of the world to the date of the Agreement, except that any Claims that arise under or are in connection with (x) amounts owed to Executive Releasor under the Agreement, (y) any ordinary commercial liabilities or obligations of any Company Releasee that is a shareholder, officer or director may have to the Executive Releasor as of the date hereof that are entirely unrelated to (i) the Company or any of its subsidiaries or affiliates and (ii) the conduct or any Company Releasee in holding, owning or managing any interests of the Company or any of its businesses, subsidiaries or affiliates and (z) any claims against the Company that the Executive Releasor may have for indemnification under the by-laws of the Company as in effect on the date hereof, the laws of the State of Delaware or any insurance coverage maintained by or on behalf of the Company for the Executive with respect to his service as an officer and/or director of the Company.

        B.    The Company on its own behalf and on behalf of its successors and assigns, subsidiaries and legal representatives (collectively, the "Company Releasor"), does hereby remise, release, absolve and discharge, the Executive, all of his respective successors, assigns, legal representatives, heirs, executors and administrators (in their capacities as such), past and present, (collectively, the "Executive Releasee"), from any Claims which the Company Releasor now owns or holds or has at any time heretofore owned or held, or hereafter can, shall or may have, as against the Executive Releasee, or any of them, from the beginning of the world to the date of the Agreement, except any Claims that arise under or are in connection with (x) any criminal acts of the Executive for which the Executive has been duly convicted by a court of competent jurisdiction and (y) any obligation of the Executive under the Agreement.

        C.    The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a "Proceeding").

        D.    The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceedings and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 7 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 7 of the Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

        E.    The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT

BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 7 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

        F.     The Executive shall have seven days from the date of his execution of the Agreement to revoke the Agreement, including the release given under this Section 7 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If the Executive revokes the Agreement including, without limitation, the release given under this Section 7, the Executive will be deemed not to have accepted the terms of the Agreement, and no action (including any payments) will be required of the Company under any Section of the Agreement.

        8.    Availability of Relief

        A.    In the event that the Executive fails to abide by any of the terms of the Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Agreement, without waiving the release granted herein.

        B.    The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement, including but not limited to his obligations under Sections 5, 6 and 7 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

        9.    Miscellaneous.

        A.    FCPA Certificate.    Simultaneously herewith, the Executive has executed and delivered the annual Foreign Corrupt Practices Act compliance certificate, attached hereto as Annex A, to the Company.

        B.    Notices.    Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

    If to the Company:

    Metromedia International Group, Inc.
    505 Park Avenue
    21st Floor
    New York, NY 10022
    Attention: Chief Executive Officer

    and a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Kelley D. Parker

    If to the Executive:

    Carl C. Brazell, Jr.
    P.O. Box 262
    110 Limekiln Road
    Redding, CT 06896

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

        C.    Successor.    The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

        D.    Taxes.    The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under the Agreement. Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

        E.    Severability.    In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

        F.    Counterparts.    The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

        G.    Non-Admission.    Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

        H.    No Mitigation.    The Executive shall not be required to mitigate the amount of any payment provided for pursuant to the Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

        I.    Governing Law/Venue.    The Agreement shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Any dispute regarding the Agreement shall be adjudicated in the state or Federal courts located in New York County.

        IN WITNESS WHEREOF, the undersigned have executed the Agreement on the date first written above.

METROMEDIA INTERNATIONAL GROUP, INC.
By:	/s/ HAROLD F. PYLE, 3RD Name: Harold F. Pyle, 3rd Title: Chief Financial Officer
THE EXECUTIVE
/s/ CARL C. BRAZELL, JR. CARL C. BRAZELL, JR.

STATE OF	)
	:	SS.:
COUNTY OF	)

On March , 2003, before me the undersigned, a Notary Public in and for the State of and a resident of County, personally came to me known, who, by me duly sworn, did depose and say that such deponent is the individual described in, and who executed, the foregoing Separation Agreement and General Release of All Claims.

Notary Public

My commission expires:

STATE OF	)
	:	SS.:
COUNTY OF	)

On March , 2003, before me the undersigned, a Notary Public in and for the State of and a resident of County, personally came Carl C. Brazell to me known, who, by me duly sworn, did depose and say that such deponent is the individual described in, and who executed, the foregoing Separation Agreement and General Release of All Claims.

Notary Public

My commission expires:

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  Exhibit 10.44
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS